Exhibit C-8




                                GPU SERVICE, INC.

                      SUPPLEMENTAL AND EXCESS BENEFITS PLAN

                       As Amended Effective August 8, 2000

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                                TABLE OF CONTENTS

                                                                         Page

Foreword                                                                  1

Section  1    -  Definitions                                              2

Section  2    -  Application and Basis of the Plan                        8

Section  3    -  Payment of Benefits                                      9

Section  4    -  Administration                                          21

Section  5    -  Amendment and Termination                               22








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                              GPU SERVICE, INC.

                      SUPPLEMENTAL AND EXCESS BENEFITS PLAN

                      (As amended effective August 8, 2000)

                                    Foreword

Effective as of January l, 1988, GPU Service, Inc. (referred to in this document as the "Company") established a supplemental pension plan for the benefit of certain of its employees. This GPU Service, Inc. Supplemental and Excess Benefits Plan (the "Plan") is a continuation of that plan as adopted effective January 1, 1988.

The Plan, as set forth herein, is applicable to all employees of the Company who meet the requirements described in this Plan and who are actively employed by the Company on August 1, 2000. The benefits of any employee who ceased employment with the Company, by retirement, death, or otherwise, prior to August 1, 2000 are determined in accordance with the terms of the applicable predecessor to this Plan as in effect at the time of such cessation of employment, except that the provisions of Section 1.12 are retroactive and apply to any employee who ceased employment on or after January 1, 1989.

It is intended that the "excess benefits" provided under the Plan be an "excess benefits plan" as that term is defined in Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and that the "supplemental benefits" provided under the Plan be a deferred compensation plan for "a select group of management or highly compensated employees" as that term is used in ERISA.

One purpose of the Plan is to provide participants of the GPU Companies Employee Pension Plan ("Pension Plan") and their surviving spouses with the amount of company-provided benefits that would have been provided to them under the Pension Plan but for the limitation on benefits imposed under Section 415 of the Internal Revenue Code, as amended.

The second purpose of the Plan is to provide elected officers and certain other highly compensated employees of the Company and their surviving spouses with the amount of company-provided benefits that would have been provided to them under the Pension Plan but for (a) the limitation on Earnings for purposes of the Pension Plan imposed by Section 401(a)(17) of such Code, as amended and (b) the exclusion, from Earnings under the Pension Plan, of any compensation deferred under the Deferred Compensation Plan, and to provide such officers and other employees with certain pension benefit protections if a Change in Control (as defined in the Plan) should occur.

The term Company shall include GPU International, Inc.

Except to the extent otherwise indicated or inappropriate, the Pension Plan is incorporated by reference.



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                                    SECTION 1

                                   Definitions


1.1 Except to the extent otherwise indicated, the definitions contained in Section l of the Pension Plan are applicable under the Plan.

1.2 Board of Directors: The term Board of Directors shall mean the Board of Directors of the Company.

1.3 Change in Control: The term Change in Control shall mean the occurrence during the term of the Plan of:

      (1) An acquisition (other than directly from GPU, Inc. (the "Corporation")) of any common stock of the Corporation ("Common Stock") or other voting securities of the Corporation entitled to vote generally for the election of directors (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the then outstanding shares of Common Stock or the combined voting power of the Corporation's then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (A) an employee benefit plan (or a trust forming a part thereof) maintained by (i) the Corporation or (ii) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Corporation (for purposes of this definition, a "Subsidiary"), (B) the Corporation or its Subsidiaries, or (C) any Person in connection with a "Non-Control Transaction" (as hereinafter defined);










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      (2) The individuals who, as of August 1, 1996, are members of the board of directors of the Corporation (the "Incumbent Board"), cease for any reason to constitute at least seventy percent (70%) of the members of the board of directors of the Corporation; provided, however, that if the election, or nomination for election by the Corporation's shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the board of directors of the Corporation (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

      (3)   The consummation of:

            (A) A  merger,  consolidation  or  reorganization  with or into  the
      Corporation or in which securities of the Corporation are issued, unless such merger, consolidation or reorganization is a "Non-Control
      Transaction." A "Non-Control Transaction" shall mean a merger, consolidation or reorganization with or into the Corporation or in which securities of the Corporation are issued where:

                  (i) the shareholders of the Corporation, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

                  (ii) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least seventy percent (70%) of the members of the board of directors of the Surviving Corporation, or a corporation, directly or indirectly, beneficially owning a majority of the Voting Securities of the Surviving Corporation, and


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                  (iii)  no  Person  other  than  (w) the  Corporation,  (x) any
      Subsidiary,  (y) any employee  benefit  plan (or any trust  forming a part
      thereof)  that,  immediately  prior  to  such  merger,   consolidation  or
      reorganization,  was maintained by the Corporation or any  Subsidiary,  or
      (z) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of twenty percent (20%) or more of the then outstanding Voting Securities or common stock of the Corporation, has Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the Surviving Corporation's then outstanding voting securities or its common stock.

            (B) A complete liquidation or dissolution of the Corporation; or

            (C) The sale or other disposition of all or substantially all of the assets of the Corporation to any Person (other than a transfer to a Subsidiary).



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      Notwithstanding the foregoing,  a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding Common Stock or Voting Securities as a result of the acquisition of Common Stock or Voting Securities by the Corporation which, by reducing the number of shares of Common Stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of shares of Common Stock or Voting Securities by the Corporation, and after such share acquisition by the Corporation, the Subject Person becomes the Beneficial Owner of any additional shares of Common Stock or Voting Securities which increases the percentage of the then outstanding shares of Common Stock or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

1.4 Company: The word Company shall have the meaning indicated in the Foreword.

1.5 Deferred Compensation Plan: The term Deferred Compensation Plan shall mean the GPU Companies Deferred Compensation Plan, as adopted by the Company.

1.6 Earnings: The term Earnings shall mean an Employee's "Earnings" as defined in the Pension Plan.



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1.7   Excess Benefit:  The term Excess Benefit shall mean the excess, if any, of
      (i) each pension benefit which would be payable to an Employee or to the Employee's surviving spouse under the Pension Plan if the limitations on benefits imposed by Section 18.1 of the Pension Plan were not applicable over (ii) each pension benefit actually payable under the Pension Plan.

1.8 Incentive Compensation Plan: The term Incentive Compensation Plan shall mean the Company's Employee Incentive Compensation Plan or its Incentive Compensation Plan for Elected Officers or Annual Performance Award Plan.

1.9 Involuntary Termination: The term Involuntary Termination shall mean the termination of an Employee's employment (A) as a result of the Employee's death, (B) by the Company, for any reason, or (C) by the Employee, for "Good Reason" as defined below.

      For purposes of the clause (C) of the preceding paragraph, "Good Reason" shall mean the occurrence after a Change in Control of any of the following events or conditions:



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      (1)   a   change   in  the   Employee's   status,   title,   position   or
            responsibilities (including reporting responsibilities) which, in the Employee's reasonable judgement, represents an adverse change from his or her status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Employee of any duties or responsibilities which, in the Employee's reasonable judgement, are inconsistent with his or her status, title, position or responsibilities; or any removal of the Employee from or failure to reappoint or reelect him or her to any of such offices or positions, other than in connection with the termination of his or her employment for disability, for cause, or by the Employee other than for Good Reason;

      (2)   any reduction in the rate of the Employee's annual base salary;

      (3) the relocation of the offices of the Company at which the Employee is principally employed to a location more than twenty-five (25) miles from the location of such offices immediately prior to such relocation, or the Company's requiring the Employee to be based anywhere other than at such offices, except to the extent the Employee was not previously assigned to a principal place of duty and except for required travel on the


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            Company's business to an extent substantially consistent with the
            Employee's previous business travel obligations;

      (4) the failure by the Company to pay to the Employee any amount of the Employee's current compensation, or any amount payable under any deferred compensation program of the Company in which the Employee participated, within seven (7) days of the date on which payment of such amount is due;

      (5) the failure by the Company (A) to continue in effect (without reduction in benefit level, and/or reward opportunities) any material compensation or employee benefit plan in which the Employee was participating immediately prior to such failure by the Company unless a substitute or replacement plan has been implemented which provides substantially identical compensation or benefits to the Employee or (B) to continue to provide the Employee with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under all other compensation or employee benefit plans, programs and practices in which the Employee was participating immediately prior to such failure by the Company; or

      (6) in the case of any Employee with whom the Company has entered into a Severance Protection Agreement that is in effect on the date of the Employee's termination of employment, any other event or condition that constitutes "Good Reason" as defined in such agreement.



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      Any event or  condition  described  in clauses (1) through (6) above which occurs (A) within twelve (12) months prior to a Change in Control or (B) prior to a Change in Control but which (x) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control, or
      (y) otherwise arose in connection with, or in anticipation of, a Change in Control which has been threatened or proposed and which actually occurs, shall constitute Good Reason notwithstanding that it occurred prior to a Change in Control.

1.10 Pension Plan: The term Pension Plan shall have the meaning indicated in the Foreword.

1.11  Plan:  The term Plan shall have the meaning indicated in the Foreword.


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1.12  Supplemental Benefit: The term Supplemental Benefit shall mean the excess, if any, of (i) each pension benefit that would be payable to an Employee or to an Employee's surviving spouse under the Pension Plan if the limitations on benefits imposed by Section 18.1 of the Pension Plan and on Earnings imposed by Section 401(a)(17) of the Internal Revenue Code were not applicable, and if all amounts of base compensation or Incentive Compensation Plan awards deferred under the Deferred Compensation Plan were included in Earnings, over (ii) the sum of (a) each pension benefit actually payable under the Pension Plan and (b) any Excess Benefit payable under this Plan.

      For purposes of clause (i) of this Section 1.12, any amount of base compensation deferred under the Deferred Compensation Plan shall be treated as Earnings for the period in which such amount would have been paid to the Employee in cash if the Employee had not elected to defer such amount, and the amount of any award made to an Employee under the Incentive Compensation Plan and deferred under the Deferred Compensation Plan shall be treated as Earnings for the period corresponding to the Performance Period for which such award is made to the Employee. No amount of base compensation so deferred, and no amount awarded under the Incentive Compensation Plan, shall be treated as Earnings for any period other than the period determined under the preceding sentence.

      For purposes of clause (i) of this Section 1.12, the amount of any additional years of Creditable Service determined in accordance with
      Section 5.9 of the Pension Plan will be recalculated by replacing the Employee's annual base salary rate of Earnings as of April 1, 1989 by (a) for purposes of calculating projected Basic Pensions, the product of (i) such rate before any reductions on account of the Deferred Compensation Plan times (ii) 1.0 plus the target award percentage as described under the Incentive Compensation Plan and (b) for purposes of calculating the accumulation of contributions of 2.25% or 2.10% of compensation, such rate before any reductions on account of the Deferred Compensation Plan.











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                                    SECTION 2

                        Application and Basis of the Plan

2.1 The Plan shall be applicable (i) in the case of the Excess Benefit, to each Employee described in Section 2.1 of the Pension Plan and (ii) in the case of the Supplemental Benefit, to each Employee described in clause (i) who is an elected officer of the Company and to each other Employee described in clause (i) who for any calendar year has Earnings (plus any Incentive Compensation Plan awards deferred) in excess of the amount of compensation for such year that can be taken into account for purposes of the Pension Plan pursuant to Section 401(a)(17) of the Code.











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                                    SECTION 3

                               Payment of Benefits

3.1 The Company shall pay to each Employee to whom this Plan is applicable, or to the surviving spouse of any such Employee, the Excess Benefit and/or the Supplemental Benefit determined for such Employee or surviving spouse under Sections 1.7 and 1.12 hereof.

3.2 (a) The Excess Benefit and/or Supplemental Benefit payable hereunder to an Employee or the Employee's surviving spouse shall be paid or commence to be paid:

            (i) on the first of the month following the Employee's retirement, if the Employee retires in accordance with
                     Section 3.1, 3.2, 3.3 or 3.4 of the Pension Plan,

            (ii) on Normal Retirement Date, if the Employee becomes entitled to benefits in accordance with Section 3.5 of the Pension Plan, or

            (iii) in the case of a Benefit which becomes payable hereunder to an Employee's surviving spouse on account of the Employee's death before the Employee has received any Benefit payment hereunder, on the earliest date as of which payment of such spouse's Basic Pension under the applicable provisions of
                    Section 9 of the Pension Plan could commence, without regard to any election by such spouse to defer the commencement of payment of such Basic Pension.

      (b) The Excess and/or Supplemental Benefit payable hereunder to the Employee shall be paid in the form of a single life annuity, unless the Employee is married on the date on which payment of such Benefit is to be made or commence under Section 3.2(a) above or Section 3.3(b) (ii) below, in which event it shall be paid in the same form as Option 2, as described in Section 10.1 of the Pension Plan, with the Employee's spouse as the beneficiary thereunder.



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     (c)  Notwithstanding  the  preceding  provisions  of this  Section  3.2, an
     Employee may elect (i) to delay payment, or commencement of payment, of his or her Excess and Supplemental Benefits to a specified date after the date applicable under Section 3.2(a) but not later than the Employee's Normal Retirement Date, or (ii) in the case of any Employee who becomes entitled to benefits in accordance with Section 3.5 of the Pension Plan, to accelerate payment, or commencement of payment, of his or her Excess and Supplemental Benefits to a specified date before the date applicable under
     Section 3.2(a) but not earlier than the first day of the month immediately following his or her 55th birthday, and/or (iii) to have payment of his or her Excess and Supplemental Benefits made (A) in any form permitted (without regard to any requirements for spousal consent) under the Pension Plan other than the form applicable under Section 3.2(b), or (B) in the form of a single lump sum payment. The amount of the lump sum payment payable to an Employee, or to his or her surviving spouse, pursuant to an election by the Employee under clause (iii)(B) of the preceding sentence shall be determined in the same manner as the amount of the lump sum payment payable pursuant to an Employee's election under clause (i) of the first paragraph of Section 3.2(h) would be determined, as provided in the third paragraph of Section 3.2(h), except that for purposes of determining the amount of the lump sum payment so payable to the Employee, the actuarial equivalence of such payment to the Excess and/or Supplemental Benefit that otherwise would be payable hereunder to the Employee shall be determined as of the date on which such lump sum payment is to be made to the Employee.

            Subject to Section 3.2(i), any election under this Section 3.2(c) shall be effective only if it is made [(i)] at least twenty-four
            (24) months prior to the Employee's retirement or other termination of employment, or (ii), in the case of any Employee whose termination of employment constitutes an Involuntary Termination, at least twelve (12) months prior to the Employee's termination of employment. Any election made under this Section 3.2(c) may be revoked, and a new election may be made hereunder, at any time; provided, however, that subject to Section 3.2(i), any such revocation or new election shall be effective only if it is made within the period specified in the




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            preceding sentence. Any election, or revocation of an election, that may be made under this Section 3.2(c) shall be made in writing, on a form that is furnished to the Employee for such purpose by the Administrative Committee and that is signed by the Employee and delivered to the Administrative Committee.

     (d) If payment of Excess and/or Supplemental Benefits commences earlier or later than payment of Pension Plan benefits, the amount of the Excess and/or Supplemental Benefits to be paid hereunder shall be determined as though payment of Pension Plan benefits commenced on the same date as payment of such Benefits commences, except that no increase in the dollar limitation of section 415(b)(1)(A) of the Code occurring after payment of Pension Plan benefits commences shall be taken into account.



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     (e) If Excess and/or  Supplemental  Benefits are payable in any form other than as a single lump sum payment and if payments under such form commence on or after the date Pension Plan benefits commence to be paid, the amount of Excess and/or Supplemental Benefits to be paid hereunder shall be determined in accordance with the following additional rules:

             (i) determine the Employee's Excess and/or Supplemental Benefits as though such Benefits were payable in the same form, and with the same beneficiary, if any, as Pension Plan benefits, and disregarding any change in marital status occurring subsequent to the date on which payment of Pension Plan benefits commence,

            (ii) if the Employee's Pension Plan benefits are payable in accordance with Option 1 or 2, as described in Section 10.1 of the Pension Plan, divide the amount determined in (i) by the complement of the reduction percentage applied to Pension Plan benefits in accordance with such Section 10.1, to convert such amount into a benefit payable in the form of a single life annuity, and

            (iii) if payment of the Employee's Excess and/or Supplemental Benefits is to be made in a form other than as a single life annuity, reduce the amount determined in (ii) by the reduction percentage that would be applicable under



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                    Section  10.1  of the  Pension  Plan to an  annuity  payable thereunder to the Employee in the same form as the form in which payment of the Employee's Excess and/or Supplemental
                    Benefits  is  to  be  made   hereunder  and  with  the  same
                    beneficiary.

            If Excess and/or Supplemental Benefits are payable in any form other than as a single lump sum payment and if payments under such form are to commence before Pension Plan benefits commence to be paid, the amount of such Benefits to be paid hereunder shall be determined as though Pension Plan benefits were being paid at the same time and in the same form as Excess and/or Supplemental Benefits, until such time as Pension Plan benefits commence to be paid, at which time the amount of Excess and/or Supplemental Benefits thereafter to be paid hereunder shall be adjusted, in a manner consistent with the foregoing paragraph, to the extent necessary to reflect any difference in the form of payment for the Employee's Pension Plan benefits and the form of payment for his or her Excess and/or Supplemental Benefits.

     (f) In determining the amount of the Excess and/or Supplemental Benefit payable hereunder to an Employee or the Employee's surviving spouse, there shall be taken into account any increase in the amount of the pension benefit that is payable, pursuant to Section 6 or Section 9 of the Pension Plan, to the Employee or his or her surviving spouse for the first twelve
     (12) months during which such pension benefit is payable.

     (g) If, pursuant to Section 3.2(b) or (c) above, an Employee's Excess and/or Supplemental Benefit is otherwise required to be paid in the same form as Option 1 or Option 2 as described in Section 10.1 of the Pension Plan, and if the person designated by the Employee as his or her beneficiary for purposes of such payment form should die at any time prior to the fifth anniversary of the date on which the Employee's Benefits hereunder commence to be paid (the Employee's Benefit Starting Date"), the Benefit amounts payable to the Employee hereunder after the date of such beneficiary's death shall be equal to the Benefit amounts that would have been payable to the Employee hereunder after such date if such Benefit amounts had been payable to the Employee, from his or her Benefit Starting Date, in the form of a single life annuity.


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     (h) Notwithstanding  any other optional form of  distribution  or date for the payment, (or commencement of payment) of benefits otherwise elected or provided for hereunder, each Employee shall be permitted to make either one, or both, of the following special distribution elections: (i) to have his or her Excess and/or Supplemental Benefit distributed in the form of a single lump sum payment in the event of the Employee's termination of employment for any reason within the two (2) year period following a Change in Control, or (ii) if a Change in Control occurs after the Employee's termination of employment but before all payments required to be made hereunder with respect to his or her Excess and/or Supplemental Benefits have been made, to have the Excess and/or Supplemental Benefit payments that otherwise would be made hereunder after the date of such Change in Control paid in the form of a single lump sum payment.

          Subject to Section 3.2(i), an election under clause (i) of the preceding paragraph shall be effective only if it is made either at least twenty-four (24) months prior to such termination of the Employee's employment, or if such termination of employment constitutes an Involuntary Termination, at least one year prior to such Change in Control. Subject to
     Section 3.2(i), an election under clause (ii) of the preceding paragraph shall be effective only if it is made at least twelve (12) months prior to the Change in Control, and prior to the Employee's termination of employment. Any special election made under clause (i) or (ii) of the preceding paragraph may be revoked, and a new special election may be made thereunder, at any time; provided, however, that subject to Section 3.2(i), any such revocation or new election shall be effective only if it is made within the election period specified in this paragraph. Any special election, or revocation of a special election, that may be made hereunder shall be made in the manner set forth in Section 3.2(c).

          The lump sum payment to be made to an Employee pursuant to his or her election under clause (i) of the second preceding paragraph shall be in an amount that is Actuarially Equivalent (as defined in the Pension Plan and determined as of the first day of the month following the date of the Employee's termination of employment) to the Excess and/or Supplemental Benefit that otherwise would be payable hereunder to the Employee if (x) payment of the Employee's Excess and/or Supplemental Benefit and the benefits payable to the

          Employee under the Pension Plan were to commence on the Employee's Normal Retirement Date (as defined in the Pension Plan) or, if earlier, on the earliest date as of which the Employee could elect to have payment of his or her benefits under the Pension Plan commence, (y) the Employee's Excess and/or Supplemental Benefit were payable in the form of a single life annuity, and (z) the Employee's benefits under the Pension Plan were payable either (1) in the same form as Option 2 as described in Section
     10.1 of the Pension Plan with the Employee's spouse as the beneficiary thereunder, if the Employee is married on the date of his or her termination of employment, or (2) in the form of a single life annuity, if the Employee is not married on such date. The lump sum payment to be made to the surviving spouse of an Employee pursuant to the Employee's election under clause (i) of the second preceding paragraph shall be in an amount that is Actuarially Equivalent (as defined in the Pension Plan and determined as of the first day of the month following the date of the Employee's death) to the Excess and/or Supplemental Benefit that otherwise would be payable hereunder to such spouse by reason of the Employee's death. The lump sum payment to be made with respect to any Employee pursuant to his or her election under clause (i) of the second preceding paragraph shall be made by no later than thirty (30) days following the date of the Employee's termination of employment.

          The lump sum payment to be made pursuant to an Employee's election under clause (ii) of the third preceding paragraph shall be in an amount that is Actuarially Equivalent (as defined in the Pension Plan and determined as of the first day of the month coincident with or next following the date on which the Change in Control occurs) to the payments that otherwise would be made hereunder with respect to the Employee's Excess and/or Supplemental Benefits after the date of such Change in Control. Such lump sum payment shall be made by no later than thirty 30) days following the date on which such Change in Control occurs. If, as of the date on which such Change in Control occurs, payments with respect to the Employee's benefits under the Pension Plan, or with respect to his or her Excess and/or Supplemental Benefit hereunder, have not yet commenced, the Actuarially Equivalent amount of the lump sum payment to be made to the Employee pursuant to his or her election under clause (ii) of the third preceding paragraph shall be determined using the same assumptions as to the time of commencement and form of such payments as are specified in clauses
     (x), (y) and (z) of the preceding paragraph.

      (i) Notwithstanding any other provision of the Plan to the contrary, if the Personnel, Compensation and Nominating Committee of the Board of Directors of GPU, Inc. so directs in connection with any proposed or threatened Change in Control

            (A) any regular distribution election provided for under Section 3.2(c) (but subject to the provisions of Section 3.3(b)(iii)(3), if applicable) and any special distribution election provided for under Section 3.2(h) may be made by an Employee, and any such election previously made by an Employee may be revoked and a new election made by the Employee under such Sections, within the period beginning on the date of the first public announcement of such proposed or threatened Change in Control and ending on the 45th day following such date; and

            (B) an Employee may also elect, within such 45-day period, to have his or her Excess and/or Supplemental Benefit distributed in the form of a single lump-sum payment in the event of the Employee's Involuntary Termination at any time within the 12-month period following the date of such public announcement, notwithstanding any other distribution election otherwise made by the Employee under Section 3.2(c) and/or
                  Section 3.2(h), provided that such Employee has completed at least five years of Credited Service as of the date of his or her Involuntary Termination.

            The lump-sum payment to be made pursuant to an Employee's election under clause (B) above shall be made no later than 30 days following the date of the Employee's termination of employment. Such payment shall be in an amount that is Actuarially Equivalent (as defined in the Pension Plan and determined as of the first day of the month following the date of the Employee's termination of employment) to the Excess and/or Supplemental Benefit that otherwise would be payable hereunder to the Employee under the assumptions specified in clauses (x), (y) and (z) of the second paragraph of
            Section 3.2(h).

            Any election, or revocation of an election, that may be made pursuant to this Section 3.2(i) shall be made in the manner set forth in Section 3.2(c). Any election, or revocation of an election under Section 3.2(c) that is made pursuant to this Section 3.2(i), shall be effective only if either (1) the Change in Control which was proposed or threatened actually occurs or (2) the Employee's employment with the GPU Companies terminates at any time within the twelve (12) month period following such public announcement and such termination constitutes an Involuntary Termination.

3.3 Notwithstanding any other provision of this Plan to the contrary, the provisions of this Section 3.3 shall apply in determining the Supplemental Benefit payable with respect to any Employee described in clause (ii) of
      Section 2.1 hereof whose employment terminates as a result of an Involuntary Termination within the two (2) year period following a Change in Control and who has not attained age 55 and completed at least 10 years of Creditable Service as of the date of his or her Involuntary Termination.

      (a) In the case of any such Employee, the pension benefits determined with respect to the Employee under clause (i) of Section 1.12 shall be determined using the early retirement reduction factors specified in Section 3.3 of the Pension Plan instead of the actuarial reduction factors applicable under Section 3.5 of the Pension Plan.

      (b) In the case of any such Employee who has not completed at least five years of Credited Service as of the date of his or her Involuntary Termination, the Supplemental Benefit payable with respect to the Employee shall be determined in accordance with the following provisions:

            (i) The pension benefits to be determined for the Employee or his or her surviving spouse under clause (i) of Section 1.12 shall be the pension benefits that would be payable to the Employee under Section 3.5 of the Pension Plan or to the Employee's surviving spouse under the applicable provisions of Section 9 of the Pension Plan (in each case, determined with the adjustments described in clause (i) of Section 1.12, and in
                  Section 3.3(a), of this Plan, and including the increase in the first twelve (12) months'
                    pension payments  provided for in Section 6.2 of the Pension
                    Plan), if Section 3.5 or Section 9 of the Pension Plan, as the case may be, did not require, as a condition for the payment of the benefit provided for thereunder, the completion by the Employee of at least five years of Creditable Service.

            (ii) Subject to (iii) below, the Supplemental Benefit payable hereunder to the Employee or the Employee's surviving spouse shall be paid or commence to be paid on the date that would apply under Section 3.2(a)(ii) and Section 3.2(c)(ii) in the case of a Benefit payable to the Employee, or under Section 3.2(a)(iii) in the case of a Benefit payable to the Employee's surviving spouse, if the Employee or his surviving spouse, as the case may be, were in fact entitled to receive a pension benefit under Section 3.5 or the applicable provisions of
                  Section 9 of the Pension Plan.

            (iii) The Employee  shall be entitled to make the same  elections as to the time of commencement and the form of payment of his or her Supplemental Benefit as are provided under Section
                  3.2(c)(ii) and (iii) and Section 3(h), on the terms and conditions set forth therein and in Section 3.2(i), except that (1) if the Employee has been employed with the GPU Companies for less than twenty-four (24) months prior to his termination of employment, any such election that otherwise must be made at least twenty-four (24) months before the Employee's termination of employment shall nevertheless be effective if it is made by the Employee no later than thirty
                  (30) days after the Employee's commencement of employment with the GPU Companies, (2) if the Employee has been employed with the GPU Companies for less than one year prior to a Change in Control, any such election that otherwise must be made at least one year prior to such Change in Control shall nevertheless be effective if it is made by the Employee no later than thirty (30) days after the date of the Employee's commencement of employment with the GPU Companies, and (3) the Employee may not elect to have his or her Supplemental Benefit paid or commence to be paid on any date earlier than the first day of the month following the date on which a Change in Control occurs

            (iv) If the Actuarially Equivalent lump sum value of the Supplemental Benefit payable to the Employee, determined as of the date on which payment of such Benefit is to commence, is less than $5,000, the Employee shall be paid such value in a single lump sum and shall not be entitled to any other benefits under this Plan.

      (c) In the case of any such Employee (A) who has completed at least five years of Credited Service as of the date of his or her Involuntary Termination, (B) whose Involuntary Termination occurs prior to a Change in Control but is treated as having occurred after a Change in Control pursuant to Section 3.3(d), and (C) whose Supplemental Benefit is required under the provisions of Section 3.2 to be paid or commence to be paid on a date prior to the occurrence of the Change in Control (such required payment date is referred to hereinafter as the Employee's "Benefit Starting Date"), the amount of the Supplemental Benefit payable on, or payment of which is to commence on, the Employee's Benefit Starting Date shall be determined without regard to Section 3.3(a), but upon the subsequent occurrence of the Change in Control, such Employee's Supplement Benefit shall be adjusted as follows:

            (i) If the Employee's Supplement Benefit is paid on his or her Benefit Starting Date in the form of a lump sum payment, the Employee shall be entitled to receive an additional amount equal to the excess of (1) the amount of the lump sum payment that would have been made to the Employee on his or her Benefit Starting Date if the provisions of Section 3.3(a) had been taken into account in determining the amount of such payment, over (2) the amount of the lump sum payment made to the Employee on his or her Benefit Starting Date. Such additional amount, together with interest thereon at the rate of 7% per annum, shall be paid to the Employee in a single lump sum no later than thirty (30) days following the date on which the Change in Control occurs.

            (ii) If the Employee's Supplemental Benefit commences to be paid on his or her Benefit Starting Date in a form other than as a lump sum payment, then (1) the monthly amount of the payments to be made to the Employee (or to the Employee and his surviving spouse) under such form shall be redetermined to reflect the provisions of Section 3.3(a), (2) all monthly payments to be made under such form after the Change in Control shall be made in the amounts so redetermined, and
                  (3) the Employee (or in the event of the Employee's death, his or her surviving spouse) shall be entitled to receive an additional amount equal to the excess of (x) the aggregate amount of the monthly payments that would have been made to the Employee (or to the Employee and his or her surviving spouse) during the period from the Employee's Benefit Starting Date through the date of the last payment made to the Employee (or to the Employee's surviving spouse) prior to the Change in Control, over (y) the aggregate amount of the monthly payments that were made to the Employee (or to the Employee and his or her surviving spouse) during such period. Such additional amount, together with interest thereon at the rate of 7% per annum, shall be paid to the Employee (or in the event of the Employee's death, to his or her surviving spouse) in a single lump sum no later than thirty (30) days following the date on which the Change in Control occurs.

      (d) In the case of any Employee described in clause (ii) of Section 2.1 whose employment terminates as a result of an Involuntary Termination prior to a Change in Control, the Employee's Involuntary Termination shall be treated, for purposes of this Section 3.3(c), as having occurred immediately after a Change in Control if

            (i) in the case of any such Employee with whom the Company has entered into a Severance Protection Agreement which is in effect at the time of the Employee's termination of employment, the Employee's termination of employment is deemed to have occurred after a Change in Control for purposes of such agreement pursuant to Section 2(c) thereof, or

            (ii) in the case of any other such Employee, the Employee is eligible to elect to receive the enhanced severance benefits provided under Section 6 of the GPU Companies Severance Procedure 5, as amended effective as of August 8, 2000.

3.4 Notwithstanding any provision in the Plan to the contrary, if a Change in Control should occur as a result of the consummation of the merger provided for in the Agreement and Plan of Merger between GPU, Inc. and FirstEnergy Corporation dated as of August 8, 2000, the Supplemental Benefit payable hereunder with respect to any Employee with whom the Company has entered into a Severance Protection Agreement which is in effect at the time of the Employee's termination of employment, and whose employment terminates either (i) for any reason upon or at any time after the occurrence of such Change in Control, or (ii) as a result of an Involuntary Termination at any time after August 8, 2000 and prior to such Change in Control, shall be determined by adding five years to the Employee's actual years of Creditable Service, and by adding five years to the Employee's actual attained age, at the time of his or her termination of employment. In the case of any Employee described in clause (ii) of the preceding sentence whose Benefit Starting Date precedes such Change in Control, the amount of the Supplemental Benefit payable on, or payment of which is to commence on, the Employee's Benefit Starting Date shall be determined without regard to this Section 3.4, but upon the subsequent occurrence of the Change in Control, such Employee's Supplement Benefit shall be adjusted to reflect the additional years of Creditable Service and age provided for in this Section 3.4. Such adjustment shall be made in the same manner as provided in clauses (i) and (ii) of Section 3.3(c) except that for this purpose the references therein to "Section 3.3(a)" shall be treated as referring to this Section 3.4.

3.5 Each Employee entitled to benefits under the Plan shall have the status of a mere unsecured creditor of the Company. The Plan shall constitute a mere promise by the Company to make payments in the future of the benefits provided for herein. It is intended that the arrangements reflected in this Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA.

3.6 An Employee's rights to benefit payments under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Employee or his or her spouse or other beneficiary.

--*                                 SECTION 4

                                 Administration

4.1 The Plan shall be administered by an Administrative Committee. The Administrative Committee shall consist of such persons as the Company from time to time may appoint to serve thereon. Action to appoint or remove members of the Committee may be taken by the Company either by resolution duly adopted by its Board of Directors, or by an instrument in writing executed by an officer of the Company to whom authority to appoint or remove members of the Committee has been delegated pursuant to a resolution duly adopted by the Company's Board of Directors.

4.2 The Administrative Committee shall have the power to interpret the Plan, to decide all questions that may arise as to the construction or application of any of its provisions, and make all determinations as to the rights of Employees or other persons to benefits under the Plan. Any determination made by the Administrative Committee prior to a Change in Control as to the interpretation, construction or application of the Plan, or as to the rights of any Employee or other persons to benefits under the Plan, shall be conclusive and binding on all parties. Any such determination made by the Administrative Committee after the occurrence of a Change in Control that denies, in whole or in part, any claim made by any individual for benefits hereunder shall be subject to judicial review, under a "de novo", rather than a deferential, standard.

4.3 Each member of the Administrative Committee shall be indemnified and held harmless by the Company for any liability or loss (including legal fees or other expenses of litigation) arising out of or in connection with his or her services to the Plan in such capacity, to the extent that such liability or loss (a) is not insured against under any applicable policy of insurance (whether or not maintained by the Company) and (b) is not determined to be due to the gross negligence or willful misconduct of such member or other person.

                                    SECTION 5

                            Amendment and Termination

5.1 Subject to Section 5.3, the Company may amend the Plan at any time. Any such amendment may be made with retroactive effect to the extent not prohibited by law.

      Action to amend the Plan may be taken by the Company either by resolution duly adopted by the Company's Board of Directors, or by an instrument in writing executed by an officer of the Company to whom authority to adopt or approve amendments to the Plan has been delegated pursuant to a resolution duly adopted by the Company's Board of Directors.

5.2 Subject to the provisions of Section 5.3, the Plan may be terminated at any time by the Board of Directors.

5.3 Notwithstanding the provisions of Sections 5.1 and 5.2, (a) no amendment to or termination of the Plan shall impair any rights to benefits which have accrued hereunder and (b) no amendment to Section 3.2(h), Section 4.2 or to this Section 5.3, nor any termination of the Plan, effectuated (i) at the request of a third party who has indicated an intention or taken steps to effect a Change in Control and who effectuates a Change in Control, (ii) within six (6) months prior to, or otherwise in connection with, or in anticipation of, a Change in Control which has been threatened or proposed and which actually occurs, or (iii) following a Change in Control, shall be effective if the amendment or termination adversely affects the rights of any Employee under the Plan.

5.4 The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.